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                                                                     EXHIBIT 5.1


                                  [Letterhead]


                                  April 24, 1998



Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA  94043

          RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 24, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,966,736 shares of your Common Stock, par value $0.01 per share (the "Shares"), to be issued pursuant to the Employee Stock Purchase Plan, the International Employee Stock Purchase Plan and the 1998 Nonstatutory Stock Option Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

          It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each purchase under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Sincerely,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati